January 16, 2007


Charles F. Dolan
James L. Dolan
c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714-3581

Gentlemen:

         The Special Transaction Committee is in receipt of your letter, dated January 12, 2007, containing the revised offer of the Dolan Family Group to acquire all of the outstanding shares of common stock of Cablevision Systems Corporation (the "Company"), except for the shares held by the Dolan Family Group, for $30 per share in cash (the "Revised Offer").

         Please be advised that the Revised Offer is inadequate and is hereby rejected by the Special Transaction Committee. The Revised Offer does not represent fair value for the Company's public shareholders nor does it contemplate a transaction that is in their best interest. As you are aware, throughout this process, the Special Transaction Committee has been advised by its financial advisors, Lehman Brothers and Morgan Stanley, as well as its legal advisor, Willkie Farr & Gallagher LLP.

         The Special Transaction Committee and its advisors believe that the Company continues to be the industry's best-in-class operator across a range of oeprating and financial metrics, with a leading presence in some of the country's most attractive markets. The Company is also well positioned to address the competitive challenges that exist and to further capitalize on and benefit from its position in the marketplace.

         While this process has continued longer than expected, it is important to highlight that it was imperative for the Special Transaction Committee and its advisors to have access to and analyze critical financial and related information, including the Company's up to date long term plan, that was not available until late November. On several occasions prior to the receipt of the Revised Offer, indications were given to the Dolan Family Group and its advisors of the inadequacy of the prior proposal. In addition, general guidance was provided as to values that the Special Transaction Committee would be willing to consider. Our discussions with you also included suggestions of various methods to produce additional value for the public shareholders, including mezzanine debt and


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Charles F. Dolan
James L. Dolan
January 16, 2007
Page 2


preferred stock financings, private equity and strategic partnerships, certain asset sales, and public shareholder economic participation in future sale transactions.

         Since you have stated that the Revised Offer is your best and final price which expires at the close of business on January 17, 2007, we welcome the opportunity to continue to work with you, the other directors and management of the Company with the objective of further enhancing the value of the Company and maximizing value to the Company's public shareholders.

                                             Very truly yours,


                                             /s/ Thomas V. Reifenheiser
                                             -----------------------------
                                             Thomas V. Reifenheiser
                                             Special Transaction Committee



                                             /s/ John R. Ryan
                                             ------------------------------
                                             John R. Ryan,
                                             Special Transaction Committee